Exhibit 99.1

                  X-Rite Reports First Quarter Results; Affirms
                             2005 Full Year Outlook


    GRANDVILLE, Mich.--(BUSINESS WIRE)--April 21, 2005--X-Rite,
Incorporated (NASDAQ:XRIT) today announced its financial results for the first quarter ended April 2, 2005.

    First Quarter Highlights:

    -- Net sales were $27.6 million, compared to $28.5 million in the first quarter of 2004.

    --  Gross margins remained stable at 63.4 percent.

    -- Operating income was $0.3 million, with continued strategic investments in infrastructure, engineering, sales and marketing.

    -- X-Rite announced plans to re-locate its headquarters to a new site in Grand Rapids; supported by over $20 million in local and state incentives.

    The Company reported first quarter 2005 net sales of $27.6 million, a 3.2 percent decrease from the first quarter of last year. Gross margins were 63.4 percent compared to 63.6 percent in the comparable quarter last year. Operating income was $0.3 million, versus to $1.7 million in the first quarter of 2004. Operating income was 0.9 percent of sales in the first quarter of 2005, compared to 6.0 percent in the prior year period.
    The Company attributed its revenue softness in the first quarter of 2005 to its Asia Pacific and digital imaging businesses, which were down 24 percent and 25 percent, respectively, from the previous year. "We believe the decline in the Asia Pacific region and digital imaging business are related to timing and do not have long-term negative implications for our growth. We expect to see significant growth in our Asia operations and digital imaging business for the full year in 2005," said Michael C. Ferrara, Chief Executive Officer of X-Rite.
    Ferrara continued, "Revenues in all other areas performed well ahead of targets. We are encouraged by the growth in our European business, which exceeded our expectations in the first quarter. In addition, favorable customer response from large OEMs to our new products allows us to remain confident in our growth projections for 2005 in the digital imaging segment of our business."
    The Company reported a net loss in the first quarter of 2005 of $0.3 million, or 1 cent per share, versus a loss of $3.8 million, or 18 cents per share, in the first quarter of 2004. The loss in 2004 was due to a non-cash charge of $4.9 million (23 cents per share) related to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150).
    "X-Rite continues to make investments in infrastructure, new business development, and marketing initiatives to support long-term growth plans," said Mary E. Chowning, Chief Financial Officer. "These planned investments, along with the slight decline in revenues, produced a decline in our operating income. Further, results in the first quarter of 2004 reflected growth of over 20 percent, making it more challenging to realize substantial improvement in the first quarter of 2005."

    Outlook

    Affirming the Company's previously issued guidance, Ferrara added, "Our conversations with clients regarding our newer products remain highly exciting. While the adoption rate to date has been slightly lower than we might like, we continue to receive positive signals from our customers that they will include these solutions in their future products. As a result, we remain confident in our ability to deliver double-digit revenue growth and higher operating income in 2005 versus 2004."

    Conference Call

    The Company will conduct a live audio webcast discussing its first quarter 2005 results on Thursday, April 21, 2005 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future web casts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia, and the Americas, serving customers in over 88 countries.

    Forward-Looking Statements/Use of Non-GAAP Financial Information

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission.



                   Consolidated Financial Highlights
                 (Unaudited - in thousands except EPS)


                        Q1        Q4         Q3        Q2        Q1
                       2005      2004       2004      2004      2004
                     --------  --------  --------  --------  --------

Net Sales            $ 27,625  $ 38,750  $ 27,137  $ 31,826  $ 28,528
Gross Profit           17,524    24,436    17,651    21,094    18,157

Gross Profit Percent     63.4%     63.1%     65.0%     66.3%     63.6%

Selling and Marketing   8,492     9,430     7,669     8,397     8,045
R&D and Engineering     3,875     2,942     4,285     3,866     4,077
General and
 Administrative         4,907     4,139     4,314     4,027     4,329

Operating Income          250     7,925     1,383     4,804     1,706

Other Income (Expense)    (78)      147        63      (309)      (74)
Interest Expense,
 Founders'                  -     8,866       (60)   (3,638)   (4,853)
Write-Down of Other
 Investments             (315)        -         -         -         -
Pre-tax Income (Loss)    (143)   16,938     1,386       857    (3,221)

Net Income (Loss)    $   (295) $ 15,328  $  1,543  $   (680) $ (3,767)

Earnings (Loss) Per
 Share
  Basic              $  (0.01) $   0.73  $   0.07  $  (0.03) $  (0.18)
  Diluted            $  (0.01) $   0.72  $   0.07  $  (0.03) $  (0.18)

Average Shares
 Outstanding
  Basic                21,036    20,882    20,815    20,745    20,640
  Diluted              21,036    21,230    21,174    20,745    20,640

Cash and Investments $ 12,735  $ 15,980  $ 12,770  $  9,647  $  9,108
Accounts Receivable    24,007    27,998    18,311    20,961    18,696
Inventory              15,269    14,892    17,557    16,467    16,352
Other Current Assets    3,895     3,366     4,031     4,125     4,214
Noncurrent Assets      73,940    72,057    70,939    70,369    68,852
                     --------  --------  --------  --------  --------
  Total Assets        129,846   134,293   123,608   121,569   117,222

Current Liabilities    12,051    17,445    14,743    14,607    13,573
Noncurrent
 Liabilities              484       384    43,488    43,514    39,625
                     --------  --------  --------  --------  --------
  Total Liabilities    12,535    17,829    58,231    58,121    53,198

  Shareholders'
   Equity            $117,311  $116,464  $ 65,377  $ 63,448  $ 64,024

Capital Expenditures $  1,438  $  1,596  $  1,650  $  1,423  $  1,629
Depreciation and
 Amortization        $  1,478  $  1,698  $  1,658  $  1,326  $  1,354


International Sales      50.4%     43.8%     47.7%     50.2%     45.4%


            Consolidated Financial Highlights, continued
               (Unaudited - in thousands except EPS)


                                                  Quarter Ended
                                              ----------------------
                                               April 2,    April 3,
                                                 2005        2004
                                              ---------  -----------

Net Sales                                      $27,625      $28,528
Gross Profit                                    17,524       18,157

Gross Profit Percent                              63.4%        63.6%

Selling and Marketing                            8,492        8,045
R&D and Engineering                              3,875        4,077
General and Administrative                       4,907        4,329

Operating Income                                   250        1,706

Other Expense                                      (78)         (74)
Interest Expense, Founders'                          -       (4,853)
Write-Down of Other Investments                   (315)           -

Pre-Tax Loss                                      (143)      (3,221)

Net Loss                                          (295)      (3,767)

Loss Per Share
  Basic                                        $ (0.01)     $ (0.18)
  Diluted                                      $ (0.01)     $ (0.18)

Average Shares Outstanding
  Basic                                         21,036       20,640
  Diluted                                       21,036       20,640




    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com